Exhibit 99.4
RISK FACTORS AFFECTING OUR BUSINESS AND FUTURE RESULTS
Risks Related to PHH’s Business

The termination of our status as the exclusive recommended provider of mortgage products and services promoted by Cendant’s owned residential real estate brokerage business (“NRT”) to its independent contractor sales associates and by Cendant Mobility Services Corporation, Cendant’s subsidiary engaged in the relocation services business (“Cendant Mobility”) to its customers and clients, could have a material adverse effect on our financial condition and our results of operations.
      Pursuant to our interim marketing agreements with Cendant and under the terms of the PHH Home Loans, LLC operating agreement (the “mortgage venture”) once operational, we are the exclusive recommended provider of mortgage products and services promoted by NRT to its independent contractor sales associates and by Cendant Mobility to its customers and clients. See “Item 1. Business— Arrangements with Cendant Corporation— Mortgage Venture Formed by Cendant and PHH” and “—Marketing Agreements” in our annual report on Form 10-K for the year ended December 31, 2004 (our “2004 Form 10-K”). For the year ended December 31, 2004, approximately 30% of loans originated by our mortgage services segment were derived from these sources. We anticipate that a similar portion of mortgage loan originations from our mortgage services segment will be comprised of business from our mortgage venture with Cendant for the foreseeable future. Pursuant to the terms of the operating agreement for the mortgage venture, Cendant has the right to terminate the mortgage venture upon the occurrence of certain events, including a material breach by us of our obligations or by our affiliates of their obligations under any of the mortgage venture agreements (and such breach is not cured within the requisite cure period), the occurrence and continuance for a period of six consecutive months or more of any regulatory order or governmental proceeding that restricts the mortgage venture’s ability to originate mortgage loans in a manner that adversely affects the value of quarterly distributions from the mortgage venture to its members or a change in control of PHH under certain circumstances. In addition, beginning on February 1, 2015, Cendant will have the right at any time upon two years’ notice to us to terminate its interest in the mortgage venture. A termination of the mortgage venture could have a material adverse effect on our financial condition and our results of operations. In addition, the PHH Home Loans operating agreement provides that Cendant’s real estate services division will exclusively recommend the mortgage venture as the provider of mortgage loans to the independent sales associates and customers of NRT and Cendant Mobility and to U.S.-based employees of Cendant. However, Cendant has the right to terminate this exclusivity covenant, following notice and a cure period, if:

•	we materially breach any representation, warranty, covenant or other agreement contained in any mortgage venture agreement;

•	we or the mortgage venture become subject to any regulatory order or governmental proceeding and such order or proceeding prevents or materially impairs the mortgage venture’s ability to originate mortgages for any period of time (which order or proceeding is not generally applicable to companies in the mortgage lending business) in a manner that adversely affects the value of one or more of the quarterly distributions to be paid by the mortgage venture to its members; or

•	the mortgage venture otherwise is not permitted by law, regulation, rule, order or other legal restriction to perform its origination function in any jurisdiction, but in such case exclusivity may be terminated only with respect to such jurisdiction.
      If Cendant were to terminate its exclusivity obligations with respect to the mortgage venture, Cendant would be permitted to recommend other competing mortgage lenders as providers of mortgage loans to independent sales associates and customers of NRT and Cendant Mobility, which would adversely affect our results of operations.

Adverse developments in general business, economic and political conditions could have a material adverse effect on our financial condition and our results of operations.
      Our businesses and operations are sensitive to general business and economic conditions in the United States. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. economy, both nationally and in the regions in which we conduct our businesses. A significant portion of our mortgage loan originations are made in a small group of geographical areas which include: California, New Jersey, New York, Florida and Texas.
      A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including through recession, downturn or otherwise, either in the economy generally or in the regions in which a large portion of our business is conducted, could have a material adverse effect on our financial condition and our results of operations.
      Our business is significantly affected by the monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. The Federal Reserve Board’s policies affect the size of the mortgage origination market as well as the pricing of our interest-earning assets and the cost of our interest-bearing liabilities. Changes in those policies are beyond our control and difficult to predict and could have a material adverse effect on our business, results of operations and financial condition.

Our business is affected by fluctuations in interest rates, and if we fail to effectively manage our exposure to changes in interest rates, our results of operations and our financial condition could be adversely affected.
      The level and volatility of interest rates significantly affect the mortgage lending industry. For example, a decline in mortgage interest rates generally increases the demand for home loans as more potential homeowners seek mortgage loans and more borrowers seek to refinance existing loans, but also generally leads to accelerated payoffs in our mortgage servicing portfolio, which negatively impacts the value of our mortgage servicing rights (“MSR”) asset. We attempt to manage this risk in part through the use of derivatives. Our main objective in managing interest rate risk is to moderate the impact of changes in interest rates on our earnings over time. Our interest rate risk management strategies may result in significant earnings volatility in the short term. The success of our interest rate risk management strategy is largely dependent on our ability to predict the earnings sensitivity of our loan servicing and loan production operations in various interest rate environments, which is inherently uncertain. Significant changes in current market conditions and/or the assumptions used (including the relationship of the change in the MSR asset to the change in the derivatives) in developing our estimates of borrower behavior and future interest rates could result in a material adverse effect on our results of operations and our financial condition.

The mortgage services industry is highly competitive and, if we fail to meet the competitive challenges in our industry, our financial condition and results of operations could be materially adversely affected.
      We operate in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. Competition for mortgage loans comes primarily from large commercial banks and savings institutions, which typically have lower funding costs and are less reliant than we are on the sale of mortgages into the secondary markets to maintain their liquidity. In addition, technological advances and heightened e-commerce activity have increased consumers’ access to products and services generally. This has intensified competition among banking, as well as non-banking companies in offering financial products and services, with or without the need for a physical presence. If competition in the mortgage services industry continues to increase, it could have a material adverse effect on our financial condition and results of operations.

The businesses in which we engage are heavily regulated, and changes in the regulatory environment affecting our businesses could have a material adverse effect on our financial condition and our results of operations.
      We are subject to many federal, state and local laws, rules and regulations that affect our business, including mortgage and real estate related regulations such as the Federal Real Estate Settlement Procedures Act (“RESPA”), which restricts the payment of fees or other things of value in consideration for the referral of real estate settlement services, including mortgage loans, as well as rules and regulations related to taxation, vicarious liability and accounting. Our mortgage services segment, in general, is heavily regulated by mortgage lending laws at the federal, state and local levels, and proposals for further regulation of the financial services industry are continually being introduced. The establishment of the mortgage venture and the continuing relationship between and among the mortgage venture, Cendant and us will be subject to the anti-kickback requirements of RESPA. With respect to our fleet management business, we are subject to unlimited liability as the owner of leased vehicles in certain jurisdictions, including most provinces in Canada, and limited liability in approximately six additional jurisdictions under the legal theory of vicarious liability.

      Congress and state legislatures, as well as federal and state regulatory agencies, review such laws, rules, regulations and policies and periodically propose changes that could significantly affect or restrict the manner in which we conduct our business. It is possible that one or more legislative proposals may be adopted or one or more regulatory changes, changes in interpretations of laws and regulations, judicial decisions or governmental enforcement actions involving the mortgage industry may be implemented that would have a material adverse effect on our financial condition and our results of operations. For example, certain trends in the regulatory environment could result in increased pressure from our clients for us to assume more residual risk on the value of the vehicles at the end of the lease term. If this were to occur, it could have a material adverse effect on our results of operations.
      Our failure to comply with such laws, rules or regulations, whether actual or alleged, could expose us to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, any of which could have a material adverse effect on our financial condition and our results of operations.

If a change in control transaction occurs, some of our mortgage loan origination arrangements with financial institutions could be subject to voluntary termination at the election of such institutions.
      For the year ended December 31, 2004, approximately 54% of our mortgage loan originations were derived from our financial institutions channel, pursuant to which we provide outsourced mortgage loan services for customers of our financial institution clients such as Merrill Lynch Credit Corporation and American Express Membership Bank. Our agreements with some of these financial institutions provide the applicable financial institution with the right to terminate its relationship with us prior to the expiration of the contract term if we complete a change in control transaction with a third party acquiror that is a competitor of such financial institution. Accordingly, completion of such a change in control transaction could have a material adverse effect on our business, results of operations and financial condition. Furthermore, the existence of these termination rights could discourage offers from third parties seeking to acquire us or could reduce the amount of consideration an acquiror would be willing to pay in an acquisition transaction. Although in some cases these contracts would require the payment of liquidated damages in such event, such amounts may not fully compensate us for all of our actual or expected loss of business opportunity for the remaining duration of the contract term.

Unanticipated liabilities of our fleet management services segment as a result of damages in connection with motor vehicles accidents under the theory of vicarious liability could have a material adverse effect on our business, financial condition and results of operations.
      Our fleet management services segment is subject to unlimited liability as the owner of leased vehicles in most provinces in Canada, the State of New York, the State of Maine and the District of Columbia and is also subject to limited liability in approximately six additional jurisdictions under the theory of vicarious liability. On August 10, 2005, a new federal law was enacted which preempts those state vicarious liability laws that impose unlimited liability on a vehicle lessor. This new federal law, however, does not preempt the existing state laws that impose limited liability on a vehicle lessor in the event that certain insurance or financial responsibility requirements for the leased vehicles are not met. It is unclear at this time whether any of the former unlimited liability jurisdictions (i.e., New York, Maine, District of Columbia) will enact legislation imposing limited or an alternative form of liability on vehicle lessors. In addition, the scope and application of the new federal law has not been tested. Although our lease contracts require that each lessee indemnify us against such liabilities, in the event that a lessee lacks adequate insurance coverage or financial resources to satisfy these indemnity provisions, we could be liable for property damage or injuries caused by the vehicles that we lease.
Risks Related to the Spin-Off

For the past seven years, we have not been an independent company and we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.
      Prior to being spun-off from Cendant Corporation (NYSE: CD) (“Cendant”) effective as of February 1, 2005 (the “Spin-Off”), our business was operated by Cendant as part of its broader corporate organization, rather than as an independent company. Cendant or one of its affiliates performed various corporate functions for us, including, but not limited to:

•	selected human resources related functions;

•	tax administration;

•	selected legal functions (including compliance with the Sarbanes-Oxley Act of 2002), as well as external reporting, treasury administration, investor relations, internal audit, insurance and facilities functions; and

•	selected information technology and telecommunications services.
      Neither Cendant nor any of its affiliates has any obligation to provide these functions to us other than the transition services that will be provided by Cendant and its affiliates that are described in the section of our 2004 Form 10-K entitled “Item 1. Business— Arrangements with Cendant Corporation— Transition Services Agreement.”
      If, once our transition services agreement expires, we do not have in place our own systems and business functions, we do not have agreements with other providers of these services or we are not able to make these changes cost-effectively, we may not be able to operate our business effectively and our profitability may decline. If Cendant or its affiliates do not continue to perform effectively the transition services that are called for under the transition services agreement, we may not be able to operate our business effectively.
      Historically, we have benefited from Cendant’s size and purchasing power in procuring goods, technology and services. We may be unable to obtain such goods, technology and services as a separate, stand-alone company at prices and on terms as favorable as those available to us prior to the Spin-Off, and we may not have access to financial and other resources comparable to those available to us prior to the Spin-Off.

Our agreements with Cendant and its affiliates may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated parties.
      The agreements related to our separation from Cendant, including the separation, transition services and other agreements, were not the result of arm’s-length negotiations and thus may not reflect terms that would have resulted from arm’s-length negotiations between two unaffiliated parties. This could include, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations between Cendant and us. See “Item 1. Business— Arrangements with Cendant Corporation” in our 2004 Form 10-K.

We may be required to satisfy certain indemnification obligations to Cendant and its affiliates, or we may not be able to collect on indemnification rights from Cendant and its affiliates.
      In connection with the Spin-Off, we and Cendant and our respective affiliates have agreed to indemnify the other for certain liabilities and obligations. Our indemnification obligations could be significant. We are required to indemnify Cendant for any taxes incurred by it and its affiliates as a result of any action, misrepresentation or omission by us or one of our subsidiaries that causes the distribution of our common stock by Cendant or transactions relating to the internal reorganization to fail to qualify as tax-free. We are also responsible for 13.7% of any taxes resulting from the failure of the Spin-Off or transactions relating to the internal reorganization to qualify as tax-free, which failure is not due to the actions, misrepresentations or omissions of Cendant or us or our respective subsidiaries. Such percentage was based on the relative pro forma book net values of Cendant and us as of September 30, 2004, without giving effect to any adjustments to the book values of certain long-lived assets that may be required as a result of the Spin-Off and the related transactions. We cannot determine whether we will have to indemnify Cendant or its affiliates for any substantial obligations in the future. We also cannot assure you that if Cendant or any of its affiliates is required to indemnify us for any substantial obligations, they will be able to satisfy those obligations.

Certain arrangements and agreements that we have entered into with Cendant in connection with the Spin-Off could impact our tax and other assets and liabilities in the future, and our financial statements are subject to future adjustments as a result of our obligations under those arrangements and agreements.
      In connection with the Spin-Off, we entered into certain arrangements and agreements with Cendant that could impact our tax and other assets and liabilities in the future. See “Item 1. Business— Arrangements With Cendant Corporation” in our 2004 Form 10-K. For example, we are party to a tax sharing agreement with Cendant that contains provisions governing the allocation of liability for taxes between Cendant and us, indemnification for liability for taxes and responsibility for preparing and filing tax returns and defending tax contests, as well as other tax-related matters including the sharing of tax information and cooperating with the preparation and filing of tax returns. Pursuant to the tax sharing agreement, our tax assets and liabilities will be affected by Cendant’s future tax returns and may also be impacted by the results of audits of Cendant’s prior tax years. In the first quarter of 2005, we made financial statement adjustments to reflect Cendant’s 2004 tax returns. See Note 13, “Commitments and Contingencies” in the Notes to our Condensed Consolidated Financial Statements in our quarterly report on Form 10-Q for the quarter ended June 30, 2005 (our “June 30 Form 10-Q”) and “Item 3. Management’s Discussion and Analysis of Financial Condition and Results of Operations— Overview— Recent Developments” in our June 30 Form 10-Q. As such, our financial statements are subject to future adjustments which may not be fully resolved until Cendant files its 2005 tax returns during the third quarter of 2006 and when audits of Cendant’s prior years’ returns are completed.

Our historical financial information may not be representative of results we would have achieved as an independent company or will achieve in the future.
      Because our business has changed substantially due to the reorganization in connection with the Spin-Off, our historical financial information does not reflect what our results of operations, financial position or cash flows would have been had we been an independent company during the periods presented. For this reason, as well as the inherent uncertainties of our business, the historical financial information is not indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future.

A failure to maintain our investment grade ratings could impact our ability to obtain financing on favorable terms and could negatively impact our business.
      Our senior debt credit ratings from Moody’s Investors Service, Standard & Poor’s and Fitch Ratings are Baa3, BBB and A-, respectively. Our short-term debt credit ratings from Moody’s Investors Service, Standard & Poor’s and Fitch Ratings are P-3, A-2 and F-2, respectively. Each of these ratings has been assigned a stable outlook by the respective agency and reflects our standing as an independent, public company. Among other things, maintenance of our investment grade ratings requires that we demonstrate high levels of liquidity, including access to alternative sources of funding such as committed bank stand-by lines of credit, as well as a capital structure and leverage appropriate for companies in our industry.
      In the event our credit ratings were to drop below “investment grade”, our access to the public corporate debt markets may be severely limited. The cutoff for investment grade is generally considered to be a long-term rating of Baa3, BBB- and BBB- for Moody’s Investors Services, Standard & Poor’s and Fitch Ratings, respectively, or one level below our lowest rating. In the event of a ratings downgrade below investment grade, we may be required to rely upon alternative sources of financing, such as bank lines and private debt placements (secured and unsecured). A drop in our credit ratings could also increase our cost of borrowing under our credit facilities. Furthermore, we may be unable to retain all of our existing bank credit commitments beyond the then existing maturity dates. As a consequence, our cost of financing could rise significantly, thereby negatively impacting our ability to finance some of our capital-intensive activities, such as our ongoing investment in MSRs and other retained interests.
Risks Related to Our Common Stock

There may be a limited public market for our common stock and our stock price may experience volatility.
      Prior to the Spin-Off, there was no public market for our common stock. In connection with the Spin-Off, our common stock was listed on the New York Stock Exchange under the symbol “PHH”. From February 1, 2005 through August 31, 2005, the closing trading price for our common stock has ranged from $30.24 to $20.34. However, there can be no assurance that an active trading market for our common stock will be sustained in the future. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Changes in earnings estimates by analysts and economic and other external factors may have a significant impact on the market price of our common stock. Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the trading market for our common stock and our ability to raise capital through future equity financing.

Provisions in our charter documents, the Maryland General Corporation Law (the “MGCL”) and our stockholder rights plan may delay or prevent our acquisition by a third party.
      Our charter and by-laws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions will include, among other things, a classified board of directors, advance notice for raising business or making nominations at meetings and “blank check” preferred stock. Blank check preferred stock enables our board of directors, without stockholder approval, to designate and issue additional series of preferred stock with such dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, as our board of directors may determine, including rights to dividends and proceeds in a liquidation that are senior to the common stock.
      We are also subject to certain provisions of the MGCL which could delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock or may otherwise be in the best interest of our stockholders. These include, among other provisions:

•	The “business combinations” statute which prohibits transactions between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder and

•	The “control share” acquisition statute which provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.
      Our by-laws contain a provision exempting any share of our capital stock from the control share acquisition statute to the fullest extent permitted by the Maryland General Corporation Law. However, our board of directors has the exclusive right to amend our by-laws and, subject to their fiduciary duties, could at any time in the future amend the by-laws to remove this exemption provision.
      In addition, we entered into a Rights Agreement, dated as of January 28, 2005, with The Bank of New York, as rights agent. This agreement entitles our stockholders to acquire shares of our common stock at a price equal to 50% of the then current market value in limited circumstances when a third party acquires beneficial ownership of 15% or more of our outstanding common stock or commences a tender offer for at least 15% of our common stock, in each case, in a transaction that our board of directors does not approve. Because, under these limited circumstances, all of our stockholders would become entitled to effect discounted purchases of our common stock, other than the person or group that caused the rights to become exercisable, the existence of these rights would significantly increase the cost of acquiring control of our company without the support of our board of directors. The existence of the rights agreement could therefore deter potential acquirors and reduce the likelihood that you receive a premium for our common stock in an acquisition.

Certain provisions of the operating agreement governing the mortgage venture formed by PHH and Cendant, PHH Home Loans, LLC (the “Mortgage Venture”), the Mortgage Venture could discourage third parties from seeking to acquire us or could reduce the amount of consideration they would be willing to pay our stockholders in an acquisition transaction.
      Pursuant to the terms of the operating agreement for the mortgage venture, Cendant has the right to terminate the mortgage venture at its election at any time on or after February 1, 2015 by providing two years’ notice to us. In addition, under the PHH Home Loans operating agreement, Cendant may terminate the mortgage venture if we effect a change in control transaction with a competitor of Cendant or with certain other third parties. In connection with such termination, we would be required to make a cash payment to Cendant of an amount equal to its allocable share of the mortgage venture’s trailing twelve months net income multiplied by the greater of the number of years remaining in the first ten years of the mortgage venture’s term or two. The existence of these termination provisions could discourage third parties from seeking to acquire us or could reduce the amount of consideration they would be willing to pay to our stockholders in an acquisition transaction. See “Item 1. Business— Arrangements with Cendant Corporation— Mortgage Venture Formed by Cendant and PHH” of our 2004 Form 10-K.